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                                                              Exhibit (d)(3)(xi)

                         IXIS U.S. DIVERSIFIED PORTFOLIO
                  Amendment No. 1 to the Sub-Advisory Agreement
        (Fund Asset Management, L.P. doing business as Mercury Advisors)

                                  July 1, 2005

        Pursuant to Section 11 of the Sub-Advisory Agreement (the "Agreement") dated September 1, 2001 among IXIS Advisor Funds Trust I (formerly, CDC Nvest Funds Trust I), with respect to its IXIS U.S. Diversified Portfolio (formerly, CDC Nvest Star Advisers Fund) series (the "Series"), IXIS Asset Management Advisors, L.P. (formerly, CDC IXIS Asset Management Advisers, L.P.) (the "Manager") and Fund Asset Management, L.P. doing business as Mercury Advisors (the "Sub-Adviser"), the Agreement is hereby amended by deleting Section 7 in its entirety and replacing it with the following:

7. Compensation of the Sub-Adviser. As full compensation for all services rendered, facilities furnished and expenses borne by the Sub-Adviser hereunder, the Sub-Adviser shall be paid at the annual rate of 0.45% of the first $250 million of the Segment's average daily net assets and 0.40% of such assets in excess of $250 million. Such compensation shall be paid by the Trust (except to the extent that the Trust, the Sub-Adviser and the Manager otherwise agree in writing from time to time). Such compensation shall be payable monthly in arrears or at such other intervals, not less frequently than quarterly, as the Manager is paid by the Series pursuant to the Advisory Agreement.

IXIS ASSET MANAGEMENT ADVISORS, L.P.
By:   IXIS Asset Management Distribution Corporation, its general partner

By:     /s/ John T. Hailer
        -------------------------------------
Name:   John T. Hailer
Title:  President and Chief Executive Officer

FUND ASSET MANAGEMENT, L.P., doing business as MERCURY ADVISORS
By: Princeton Services, Inc., its general partner

By:     /s/ Daniel J. Dart
        -------------------------------------
Name:   Daniel J. Dart
Title:  Managing Director

IXIS ADVISOR FUNDS TRUST I
On behalf of its IXIS U.S. Diversified Portfolio series

By:     /s/ John T. Hailer
        -------------------------------------
Name:   John T. Hailer
Title:  President